VIA FACSIMILE AND U.S. MAIL

                                                     	June 7,
2005

W. Peter Day
Chief Financial Officer
Amcor Limited
679 Victoria Street
Abbotsford, Victoria 3067 Australia

	RE:	Form 20-F/A for the fiscal year ended June 30, 2004
      File No. 0-18893

Dear Mr. Day:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Nathan Cheney, at (202) 551-
3714.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief













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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE